U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Ortenzio                      Robert                   A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                     4716 Old Gettysburg Road, P.O. Box 2034
--------------------------------------------------------------------------------
                                    (Street)

     Mechanicsburg                    PA                 17055
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Select Medical Corporation - NASDAQ (SLMC)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     May 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Executive Office and President

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value               05/01/02       M               30,000      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/02/02       M               37,500      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       M               42,000      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/06/02       M                1,500      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/08/02       M                2,300      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/15/02       M                1,500      (A)    $6.08
$.01 per share
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/17/02       M                1,500      (A)    $6.08
$.01 per share
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-qualified       $6.08    05/01/02 M               30,000  (1)     12/14/08  Common   30,000
Stock Options                                                                   Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $6.08    05/02/02 M               37,500  (1)     12/14/08  Common   37,500
Stock Options                                                                   Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $6.08    05/03/02 M               42,000  (1)     12/14/08  Common   42,000
Stock Options                                                                   Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $6.08    05/06/02 M                1,500  (1)     12/14/08  Common    1,500
Stock Options                                                                   Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $6.08    05/08/02 M                2,300  (1)     12/14/08  Common    2,300
Stock Options                                                                   Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $6.08    05/15/02 M                1,500  (1)     12/14/08  Common    1,500
Stock Options                                                                   Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $6.08    05/17/02 M                1,500  (1)     12/14/08  Common    1,500           500       (D)
Stock Options                                                                   Stock
(right to buy)
====================================================================================================================================

Explanation of Responses:
(1)  All options granted are vested and immediately exercisable.



     /s/ Robert A. Ortenzio                                 6/7/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                      Select Medical Corporation - NASDAQ (SLMC)
Robert A. Ortenzio                                                      May 2002
4716 Old Gettysburg Road, P.O. Box 2034
Mechanicsburg, PA  17055


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned (cont.)
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value               05/01/02       S(2)            30,000      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/02/02       S(2)            33,540      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/02/02       S(2)             3,960      (D)    $16.0225
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       S(2)             4,500      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       S(2)             1,500      (D)    $16.02
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       S(2)             3,750      (D)    $16.025
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       S(2)             7,500      (D)    $16.03
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       S(2)             9,000      (D)    $16.04
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       S(2)             9,000      (D)    $16.06
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       S(2)             3,750      (D)    $16.10
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/03/02       S(2)             3,000      (D)    $16.15
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/06/02       S(2)             1,500      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/08/02       S(2)             2,300      (D)    $16.01
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/15/02       S(2)             1,500      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               05/17/02       S(2)             1,500      (D)    $16.00   958,574        (D)
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------

                                      Select Medical Corporation - NASDAQ (SLMC)
Robert A. Ortenzio                                                      May 2002
4716 Old Gettysburg Road, P.O. Box 2034
Mechanicsburg, PA  17055


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned (cont.)
================================================================================

                                                                                                   6.
                                                       4.                           5.             Owner-
                                                       Securities Acquired (A) or   Amount of      ship
                                          3.           Disposed of (D)              Securities     Form:     7.
                                          Transaction  (Instr. 3, 4 and 5)          Beneficially   Direct    Nature of
                            2.            Code         --------------------------   Owned at End   (D) or    Indirect
1.                          Transaction   (Instr. 8)                   (A)          of Month       Indirect  Beneficial
Title of Security           Date          ------------     Amount      or    Price  (Instr. 3      (I)       Ownership
(Instr. 3)                  (mm/dd/yy)     Code     V                  (D)          and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                              44,169(3)     (I)       By Ortenzio Family
$.01 per share                                                                                               Partnership, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                            246,857(4)      (I)       By Select Healthcare
$.01 per share                                                                                               Investors I, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                              2,120(5)      (I)       By R.A. Ortenzio Family
$.01 per share                                                                                               Partnership, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                              1,907(6)      (I)       By Select Investments I
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------

(2) The sales reported in this Form 4 were effected pursuant to a Rule 10b5-1 trading plan adopted on December 21, 2001.

(3) These shares are directly owned by the Ortenzio Family Partnership, L.P., of which Mr. Ortenzio is the general partner.

(4) These shares are directly owned by Select Healthcare Investors I, L.P. Mr. Ortenzio is a 25% owner, Director and President of Select Capital Corporation, the general partner of Select Healthcare Investors I, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Healthcare Investors I, L.P. that exceed his pecuniary interest therein.

(5)     Mr.  Ortenzio  is  a  general  partner  of  the  R.A.   Ortenzio  Family
        Partnership, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by the R.A. Ortenzio Family Partnership, L.P. that exceed his pecuniary interest therein.

(6) Mr. Ortenzio is a partner and 25% owner of Select Investments I. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Investments I that exceed his pecuniary interest therein.